Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary First Quarter 2017 Results

•	Q1 GAAP net loss of $47 million or $0.52 per share
•	Adjusted EBITDA of $61 million
•	Liquidity at $380 million
•	Successful start-up of Calhoun tissue machine

MONTRÉAL, CANADA, May 4, 2017 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss for the quarter ended March 31, 2017, of $47 million, or $0.52 per share, compared to a net loss of $8 million, or $0.09 per share, in the same period in 2016. Sales were $872 million in the quarter, down $5 million, or 1%, from the first quarter of 2016. Excluding special items, the company reported a net loss of $30 million, or $0.33 per share, compared to a net loss, excluding special items, of $22 million, or $0.25 per share, in the first quarter of 2016.

“While we continued to face strong headwinds in our paper businesses this quarter, our three other segments (pulp, tissue and wood products) recorded stronger results than in the fourth quarter,” said Richard Garneau, president and chief executive officer. “We saw key achievements in the quarter, particularly in our tissue segment. Our Calhoun tissue machine started-up one month ahead of schedule in structured mode, a first for this technology which allowed us to manufacture premium products right from the start. Those achievements were overshadowed by the imposition of countervailing duties on our softwood lumber exports from Canada to the United States. We firmly believe that central Canadian forestry regimes are market-based and we should expect nothing less than unencumbered and free access to the U.S. lumber market.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company recorded an operating loss of $6 million in the quarter, compared to an operating loss of $18 million in the fourth quarter of 2016. Compared to the same period, adjusted EBITDA declined by $2 million, to $61 million.

The company’s operating results were positively impacted by a reduction in maintenance expenses mostly associated with reduced repairs when compared to the last quarter of 2016, as well as an overall increase in product pricing. Those improvements were offset by adjustments to selling, general and administrative expenses, seasonally higher energy costs and reductions in volumes, mainly newsprint.

As more fully described below, in the quarter the company changed its presentation of pension and OPEB costs to present the amortization of prior service credits component as a special item adjustment used in its non-GAAP performance measures, including adjusted EBITDA. As such, adjusted EBITDA in the first quarter of 2017 would have been $65 million without this change, compared to the $67 million previously disclosed for the fourth quarter of 2016. The amortization of prior service credits component of pension and OPEB costs is now allocated solely to “corporate and other” in its segment presentation of operating income.

Market Pulp

Operating income in the market pulp segment was $7 million, $3 million more than the fourth quarter of the prior year. After falling during the fourth quarter of 2016, our realized pricing gradually increased during the quarter reaching an average of $593 per metric ton. Shipments to third parties fell by 15,000 metric tons compared to the fourth quarter, partly due to the planned annual outage at Catawba (South Carolina) at the end of March. The operating cost per unit (the “delivered cost”), was down by $4 per metric ton, falling to $575 per metric ton, resulting mostly from lower maintenance spending due to reduced repairs. EBITDA per unit was $42 per metric ton compared to $35 per metric ton in the fourth quarter of 2016. Finished goods inventory increased by 1,000 metric tons to 92,000 metric tons.

Tissue

Our tissue segment reported a break-even position on operating income. The overall transaction price declined by $130 per short ton, as shipments of parent rolls rose by 2,000 short tons. The delivered cost increased by $68 per short ton, due to a favorable depreciation and amortization adjustment in the last quarter of 2016. EBITDA per unit increased to $71 per short ton, reaching $1 million for the segment. Finished goods inventory rose by 3,000 short tons to 8,000 short tons due to the start-up of the Calhoun (Tennessee) tissue machine.

Wood Products

The wood products segment recorded operating income of $20 million for the quarter, an improvement of $3 million against the previous quarter. Shipments rose, reaching 505 million board feet, despite adverse weather conditions causing logistical challenges during the quarter. Supported by better U.S. housing starts and market expectations on softwood lumber duties, the average transaction price rose by $23 per thousand board feet to $350. The delivered cost increased to $310 per thousand board feet, resulting from higher log costs and production curtailments. EBITDA for the segment was $29 million, a $4 million increase compared to the previous quarter and equivalent to $57 per thousand board feet, an increase of $7 per thousand board feet. Finished goods inventory rose by 19% to 147 million board feet, mostly as a result of this year’s challenging winter conditions and market volatility caused by the anticipated U.S. trade barriers.

Newsprint

The newsprint segment incurred an operating loss of $4 million in the quarter, compared to operating income of $1 million in the fourth quarter of 2016. Pricing for our products fell only marginally to $510 per metric ton, pressured by continued weaknesses in export markets. Shipments decreased by 50,000 metric tons, resulting from the combination of the indefinite idling of our paper mill in Thorold (Ontario) and the permanent closure of our newsprint mill in Mokpo (South Korea) as well as continued structural demand decline. The delivered cost in the segment rose by $6 per metric ton compared to the previous quarter. This was mostly as a result of lower volumes and higher distribution and energy costs, which were partially offset by lower maintenance and a reduction in fixed costs. EBITDA was $12 million for the quarter, equivalent to $27 per metric ton, compared to $39 in the previous quarter. Finished goods inventory was substantially unchanged from the end of the fourth quarter at 107,000 metric tons.

Specialty Papers

Operating income in the specialty papers segment was $4 million in the first quarter, up by $1 million from the fourth quarter of 2016. The average transaction price was lower by $6 per short ton, mainly due to demand decreases in supercalendered and coated grades. Despite continuing structural market weakness, shipments increased by 9,000 short tons compared to the fourth quarter of 2016, rising to 364,000 short tons. The delivered cost in the quarter improved by $11 per short ton, supported by lower maintenance and chemical costs, partially offset by seasonally higher steam costs. EBITDA for the segment reached $16 million in the quarter, equivalent to $44 per short ton, up from $39 per short ton for the last quarter of 2016. Finished goods inventory rose to 100,000 short tons, a 9% increase compared to the fourth quarter of 2016.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company recorded an operating loss of $6 million for the first quarter, compared to a break-even position in the first quarter of 2016. The difference is mostly explained by closure costs associated with our newsprint mill in Mokpo, start-up costs related to the Calhoun tissue facility and the unfavorable impact of the stronger Canadian dollar. These elements were partially offset by improved pricing and reduced manufacturing costs, particularly due to our asset optimization initiatives.

Gains of $17 million in pricing, excluding impact from foreign exchange, are mostly the result of increases in our wood products and newsprint segments, which rose by 14% and 3% respectively. On the other hand, the average transaction price for tissue fell by 7%, specialty papers by 3%, and market pulp by 1%.

Changes in sales volumes had a minimal impact on results. Strong improvements in wood products shipments, which recorded an increase of 115 million board feet compared to the first quarter of 2016, were offset by declines in newsprint (15%), specialty papers (7%), and tissue (7%), while market pulp was substantially unchanged.

Corporate and Finance

The company invested $69 million in fixed assets during the quarter, $51 million of which was spent on the Calhoun tissue project. We anticipate that the total project cost will be about $295 million. A net amount of $118 million was drawn on our revolving credit facilities primarily to support the completion of the tissue project and an increase in inventories in our wood products segment. Total liquidity remained healthy at $380 million.

In the first quarter of 2017, we changed our presentation of segment operating income to reallocate the amortization of prior service credits component of pension and OPEB costs from the reportable segments to “corporate and other”. Current service costs will continue to be allocated to the reportable segments. The company now also treats the amortization of prior service credits component of pension and OPEB costs as a special item to be adjusted for purposes of establishing its non-GAAP performance measures, such as adjusted EBITDA and adjustments to earnings for special items. The change was applied retroactively to comparative financial information, including the information presented in this earnings release.

During the first quarter, the company reached an agreement with the province of Ontario with respect to capacity reduction contributions under that province’s special funding relief regulations. We are no longer required to make any further contributions in respect of capacity reductions that occurred after April 15, 2014. Consequently, contributions to the affected pension plans will be lower by approximately $12 million in 2017 and $6 million in 2018.

In addition, estimated contributions to our Quebec pension plans from 2017 to 2020 are expected to be lower than previously disclosed by approximately $30 million, including $6 million for this year, based on the exchange rate in effect on March 31, 2017.

Outlook

Mr. Garneau added: “As our long-term strategy continues to unfold, we expect to gradually increase the relative contribution of our pulp, tissue and lumber segments to our overall results. However, we will continue to position our network to compete effectively. We believe that upward trends in pulp pricing will continue until at least mid-year, and possibly into the second half given the residual impact of already announced increases, including those of May. In wood products, we expect steady increases in housing starts for the foreseeable future. However, we anticipate short-term volatility in the market caused by U.S. trade barriers. In tissue, the key to our success will be in our marketing and sales efforts. We can now offer a full complement of our integrated tissue and towel products. We believe that customers will be increasingly receptive to our offering.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until May 18 by dialing (800) 585-8367, conference number 6069773.

Description of Special Items

Special items (in millions)	First quarter 2017	First quarter 2016
Foreign currency translation gain	$—	$(6)
Closure costs, impairment and other related charges	7	—
Inventory write-downs related to closures	4	—
Start-up costs	8	3
Net gain on disposition of assets	—	(2)
Non-operating pension and OPEB (credits) costs	(3)	2
Other income, net	—	(7)
Income tax effect of special items	1	(4)

Total	$17	$(14)

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries and affiliates, “we,” “our,” “us” or the “Company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future pension funding obligations; assessment of market conditions; our growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; the highly cyclical nature of the forest products industry; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as Atlas Paper Holdings, Inc. and its subsidiaries, or divestitures or other strategic transactions or projects, such as our Calhoun, Tennessee, tissue project; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we manufacture or sell our products; global economic conditions; any difficulties in obtaining wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional and local climate conditions and change; any disruption in operations or increased labor costs due to labor disputes; disruptions to our supply chain, operations or the delivery of our products; cybersecurity risks; negative publicity, even if unjustified; currency fluctuations; contributions to our pension plans at levels higher than expected; the terms of our outstanding indebtedness, which could restrict our current and future operations; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; losses that are not covered by insurance; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to countervailing or anti-dumping duties, cash deposit requirements, border taxes, quotas or other trade remedies or restrictions; the future regulation of our Canadian exports to the U.S., including softwood lumber and supercalendered paper; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls or other laws relating to our international sales and operations; unanticipated outcomes of legal proceedings or disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2016.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in over 70 countries. The company owns or operates some 40 manufacturing facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Alain Bourdages Vice President, Investor Relations 514 394-2233 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months
	Ended March 31,
	2017	2016
Sales	$872	$877
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	667	677
Depreciation and amortization	51	52
Distribution costs	110	112
Selling, general and administrative expenses	43	38
Closure costs, impairment and other related charges (2)	7	—
Net gain on disposition of assets	—	(2)

Operating loss	(6)	—
Interest expense	(11)	(10)
Other income, net (3)	—	13

(Loss) income before income taxes	(17)	3
Income tax provision	(29)	(10)

Net loss including noncontrolling interests	(46)	(7)
Net income attributable to noncontrolling interests	(1)	(1)

Net loss attributable to Resolute Forest Products Inc.	$(47)	$(8)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.52)	$(0.09)
Diluted	(0.52)	(0.09)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	90.2	89.6
Diluted	90.2	89.6

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$39	$35
Accounts receivable, net:
Trade	370	358
Other	84	83
Inventories, net	608	570
Other current assets	36	35

Total current assets	1,137	1,081

Fixed assets, net	1,866	1,842
Amortizable intangible assets, net	68	70
Goodwill	81	81
Deferred income tax assets	1,054	1,039
Other assets	129	164

Total assets	$4,335	$4,277

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$468	$466
Current portion of long-term debt	1	1

Total current liabilities	469	467

Long-term debt, net of current portion	880	761
Pension and other postretirement benefit obligations	1,251	1,281
Deferred income tax liabilities	5	2
Other liabilities	56	55

Total liabilities	2,661	2,566

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,778	3,775
Deficit	(1,257)	(1,207)
Accumulated other comprehensive loss	(746)	(755)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,655	1,693

Noncontrolling interests	19	18

Total equity	1,674	1,711

Total liabilities and equity	$4,335	$4,277

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months
	Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss including noncontrolling interests	$(46)	$(7)
Adjustments to reconcile net loss including noncontrolling interests to net cash (used in) provided by operating activities:
Share-based compensation	4	3
Depreciation and amortization	51	52
Inventory write-downs related to closures	4	—
Deferred income taxes	28	10
Net pension contributions and other postretirement benefit payments	(30)	(21)
Net gain on disposition of assets	—	(2)
Gain on translation of foreign currency denominated deferred income taxes	(10)	(63)
Loss on translation of foreign currency denominated pension and other postretirement benefit obligations	9	52
Gain on disposition of equity method investment	—	(5)
Net planned major maintenance amortization	1	—
Changes in working capital:
Accounts receivable	(11)	(12)
Inventories	(40)	(20)
Accounts payable and accrued liabilities	1	22
Other, net	—	(3)

Net cash (used in) provided by operating activities	(39)	6

Cash flows from investing activities:
Cash invested in fixed assets	(69)	(47)
Disposition of assets	—	5
Increase in countervailing duty cash deposits	(5)	(6)
Increase in restricted cash	(2)	—
Decrease in deposit requirements for letters of credit, net	1	—

Net cash used in investing activities	(75)	(48)

Cash flows from financing activities:
Net borrowings under revolving credit facilities	118	20

Net cash provided by financing activities	118	20

Effect of exchange rate changes on cash and cash equivalents	—	1

Net increase (decrease) in cash and cash equivalents	4	(21)
Cash and cash equivalents:
Beginning of period	35	58

End of period	$39	$37

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Unaudited Consolidated Financial Statement Information, and Note 1 to the Reconciliations of Non-GAAP Measures, regarding our use of non-GAAP measures.

Three months ended March 31, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(6)	$(47)	$(0.52)

Adjustments for special items:
Closure costs, impairment and other related charges	7	7	0.08
Inventory write-downs related to closures	4	4	0.04
Start-up costs	8	8	0.09
Non-operating pension and OPEB credits	(3)	(3)	(0.03)
Income tax effect of special items	—	1	0.01

Adjusted for special items	$10	$(30)	$(0.33)

Three months ended March 31, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$—	$(8)	$(0.09)

Adjustments for special items:
Foreign currency translation gain	—	(6)	(0.07)
Start-up costs	3	3	0.03
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB costs	2	2	0.02
Other income, net	—	(7)	(0.08)
Income tax effect of special items	—	(4)	(0.04)

Adjusted for special items	$3	$(22)	$(0.25)

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Unaudited Consolidated Financial Statement Information, and Note 1 to the Reconciliations of Non-GAAP Measures, regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended March 31, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$7	$—	$20	$(4)	$4	$(73)	$(46)
Interest expense						11	11
Income tax provision						29	29
Depreciation and amortization	8	1	9	16	12	5	51

EBITDA	$15	$1	$29	$12	$16	$(28)	$45

Closure costs, impairment and other related charges						7	7
Inventory write-downs related to closures						4	4
Start-up costs						8	8
Non-operating pension and OPEB credits						(3)	(3)

Adjusted EBITDA	$15	$1	$29	$12	$16	$(12)	$61

Three months ended March 31, 2016 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$19	$(2)	$(4)	$(5)	$5	$(20)	$(7)
Interest expense						10	10
Income tax provision						10	10
Depreciation and amortization	7	2	7	20	13	3	52

EBITDA	$26	$—	$3	$15	$18	$3	$65

Foreign currency translation gain						(6)	(6)
Start-up costs						3	3
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB costs						2	2
Other income, net						(7)	(7)

Adjusted EBITDA	$26	$—	$3	$15	$18	$(7)	$55

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	In the first quarter of 2017, we changed our presentation of segment operating income to reallocate the amortization of prior service credits component of pension and other postretirement benefit (or “OPEB”) costs from the reportable segments to corporate and other. Current service costs will continue to be allocated to the reportable segments. We now also treat the amortization of prior service credits component of pension and OPEB costs as a special item to be adjusted for purposes of establishing our non-GAAP performance measures, listed below, together with our non-operating pension and OPEB costs and credits. This approach is consistent with the indicators management uses internally to evaluate performance. Prior period amounts have been reclassified to conform to the 2017 presentation.

2.	Closure costs, impairment and other related charges for the three months ended March 31, 2017, were comprised of severance and other costs of $7 million related to the permanent closure of our paper mill in Mokpo, South Korea, on March 9, 2017.

3.	Other income, net for the three months ended March 31, 2017 and 2016, was comprised of the following:

(Unaudited, in millions)	2017	2016
Foreign exchange gain	$—	$6
Gain on disposition of equity method investment	—	5
Miscellaneous income	—	2

	$—	$13

4.	On November 25, 2016, countervailing duty and anti-dumping petitions were filed with the U.S. Department of Commerce (or “Commerce”) and the U.S. International Trade Commission by certain U.S. softwood lumber producers requesting that the U.S. government impose countervailing and anti-dumping duties on certain Canadian-origin softwood lumber products exported to the U.S. One of our subsidiaries was identified in the petition as being a Canadian exporting producer of softwood lumber products to the U.S. and it and several of our other subsidiaries were selected as a mandatory respondent to be individually investigated by Commerce in both the countervailing and anti-dumping duty investigations. On April 24, 2017, Commerce announced its preliminary determinations in the countervailing duty investigation, and, as a result, since April 28, 2017, we have been required to pay cash deposits to the U.S. at a rate of 12.82% for estimated countervailing duties on our imports to the U.S. of certain softwood lumber products produced at our Canadian sawmills. The rate and the requirement to pay cash deposits do not have retroactive effect. Commerce has not yet issued its preliminary determination in the anti-dumping investigation.

The preliminary 12.82% rate can remain in effect for up to four months. If Commerce does not issue a countervailing duty order before the four-month period lapses, then we would not be required to pay deposits for countervailing duties on our softwood lumber imports from our Canadian mills unless and until Commerce requires us to pay deposits at a rate set in its countervailing duty order. If as a result of such a countervailing duty order we are subject to a countervailing duty deposit requirement on any of our softwood lumber product imports to the U.S., then we would be required to resume making cash deposits at the rate set in the order until Commerce sets a countervailing duty rate in a subsequent administrative review. Based on the 12.82% rate and our current operating parameters, cash deposits on our imports of the affected softwood lumber products to the U.S. would be approximately $17 million for the initial four-month period, and as high as $50 million per year if the rate were to remain in effect continuously. We are not presently able to determine the ultimate resolution of this matter and we are presently evaluating the impact of this announcement on our consolidated financial statements.

RESOLUTE FOREST PRODUCTS INC.

Note to the Reconciliations of Non-GAAP Measures

1.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and OPEB costs and credits, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign currency translation gains and losses and other income (expense), net.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our consolidated balance sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.